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                                                                    Exhibit 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               I. D. SYSTEMS, INC.


            The undersigned having filed its original certificate of incorporation under the name I.D. Systems, Inc. with the Secretary of State of the state of Delaware on August 24, 1993, thereby forming a corporation under and subject to the requirements of the Delaware General Corporation Law, does hereby further amend and restate its certificate of incorporation as follow:

            FIRST: The name of the corporation (hereinafter called the "Corporation") is I. D. SYSTEMS, INC.

            SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent; and the name of the registered agent of the corporation in the state of Delaware is the Prentice-Hall Corporation System, Inc.

            THIRD: The nature of the business and of the purposes to be conducted and promoted by the corporation, which shall be in addition to the authority of the corporation to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH:

            (A) AUTHORIZED STOCK. The total number of shares of all classes of stock which the Corporation has authority to issue is twenty million (20,000,000), consisting of (a) fifteen million (15,000,000) shares of Common Stock par value $.01 per share (the "Common Stock"), and (b) five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

            (B) PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.


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            The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (i) The designation of the series, which may be by distinguishing number, letter or title.

            (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

            (iii) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

            (iv)    The dates at which dividends, if any, shall be payable.

            (v) The redemption rights and price or prices, if any, for shares of the series.

            (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

            (vii) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

            (viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion may be made.

            (ix) Restrictions on the issuance of shares of the same series or of any other class or series.

            (x) The voting rights, if any, of the holders of shares of the series.

            (xi) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.


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            (C)   COMMON STOCK. Each share of Common Stock shall be entitled to one vote per share.

            RESOLVED, that the Certificate of Incorporation of the Corporation be further amended by addition of an ARTICLE ELEVENTH, ARTICLE TWELFTH and ARTICLE THIRTEENTH to read as follows:

            FIFTH:   Then name and the mailing address of the corporator are as follows:


            NAME                                MAILING ADDRESS
            ----                                ---------------
            N. S. Truax                         32 Loockerman Square
                                                Suite L-100
                                                Dover, Delaware  19901


            SIXTH:   The corporation is to have perpetual existence.

            SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under this provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. if a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

            EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.


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            NINTH:  The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, bot as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

            ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, either upon motion of a director or upon written request by the holders of at least 50% of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class or (ii) the chairman of the Board or the president of the Corporation.

            TWELFTH: In addition to any requirements of the General Corporation Law of Delaware (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware), the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, adopt or repeal Article Eleventh or Article Twelfth hereof."

            The Board of Directors of the Corporation has adopted resolutions by unanimous written consent setting forth the amendment herein contained, declaring its advisability and providing that such resolutions be presented for adoption by a vote at an annual meeting by the holders of a majority of the shares entitled to vote thereon. By a vote at the annual meeting of the


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stockholders of a majority of the outstanding shares of the Common Stock and
Series A Preferred Stock of the Corporation voting together, such amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.


Signed and attested to on ________ __, 1999.

(Corporate Seal)


                                             -----------------------------------
                                             Kenneth S. Ehrman, President
Attest:


-----------------------------------


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